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                                                                       EXHIBIT 8

                         [Letterhead of Foley & Lardner]


                                  June 11, 2002




Entravision Communications Corporation and the
Additional Registrants Listed in the
Registration Statement (as defined below)
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404

     Re: Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

          We have acted as special tax counsel to Entravision Communications Corporation, a Delaware corporation (the "Company") and each of the parties listed in the Registration Statement (as defined below) as an Additional Registrant (an "Additional Registrant"), in connection with the preparation and filing by the Company and the Additional Registrants with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (together with all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration by the Company of $225,000,000 aggregate principal amount of its 8-1/8% Senior Subordinated Notes due 2009 (the "Exchange Notes"), unconditionally guaranteed (the "New Guarantees") as to payment of principal and interest by the Additional Registrants. The Registration Statement also relates to the offer (the "Exchange Offer") by the Company to exchange the Exchange Notes and New Guarantees for all of its outstanding $225,000,000 aggregate principal amount of 8-1/8% Senior Subordinated Notes due 2009 (the "Outstanding Notes") and the related guarantees (the "Old Guarantees"), previously issued pursuant to the Purchase Agreement dated March 1, 2002 (the "Purchase Agreement"), and incorporated by reference as an exhibit to the Registration Statement. The Exchange Notes and the New Guarantees will be issued pursuant to the terms of the Exchange and Registration Rights Agreement dated as of March 12, 2002, by and among the Company and the initial purchasers thereto (the "Exchange and Registration Rights Agreement"), and incorporated by reference as an exhibit to the Registration Statement, and pursuant to an Indenture dated as of March 1, 2002, as amended (the "Indenture"), by and among the Company, as issuer, Union Bank of California, N.A., as trustee (the "Trustee"), and certain domestic subsidiaries of the Company listed on the signature pages thereto, as guarantors. You have requested our opinion regarding certain United States federal income tax matters in connection with the Exchange Offer.

          In connection herewith, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of: (i) the Registration Statement; (ii) the Indenture; (iii) the Exchange and Registration Rights Agreement; and (iv) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinion set forth below. However, no facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

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Entravision Communications Corporation
Additional Registrants
June 11, 2002
Page 2



     Additionally, in rendering our opinion herein we have assumed that the Exchange Offer or any other transactions described in or contemplated by any of the aforementioned documents have been or will be consummated consistent with the descriptions of such transactions as set forth in the Registration Statement and in accordance with the operative documents relating to such transactions.

     On the basis of the foregoing, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the statements made in the Registration Statement under the caption "Certain U.S. Federal Tax Considerations" insofar as such statements purport to summarize certain federal income tax laws of the United States or legal conclusions with respect thereto, constitute a fair summary of the principal United States federal tax consequences of the Exchange Offer and the ownership and disposition of the Securities.

     The opinion set forth above is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion is not binding on the Internal Revenue Service or on the courts, and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

     This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.



                                Very truly yours,


                                /s/ Foley & Lardner




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